Exhibit 6

CERTIFICATION AND AGREEMENT

THIS CERTIFICATION AND AGREEMENT (this “Agreement”) is dated this 17th day of December, 2015 (the “Effective Date”), by and among SORRENTO THERAPEUTICS, INC., a Delaware corporation (the “Company”), Patrick Soon-Shiong, M.D. (“Soon-Shiong”), CAMBRIDGE EQUITIES, LP (the “Cambridge”), MP 13 Ventures, LLC (“MP 13”), and CHAN SOON-SHIONG FAMILY FOUNDATION (the “Foundation”). Soon-Shiong, Cambridge, MP 13 and the Foundation are referred to herein collectively as the “Soon-Shiong Affiliates”.

RECITALS

WHEREAS, the Company is a party to that certain Amended and Restated Rights Agreement, dated December 22, 2014, with Philadelphia Stock Transfer, Inc., as Rights Agent (the “Rights Agreement”);

WHEREAS, on December 7, 8 and 9, 2015, certain of the Soon-Shiong Affiliates purchased an aggregate of 153,764 shares of common stock of the Company (collectively, the “Purchases”);

WHEREAS, Soon-Shiong has informed the Company that the Soon-Shiong Affiliates did not intend to become an Acquiring Person or for any of the Purchases to constitute a Triggering Event under the Rights Agreement, and that none of the Soon-Shiong Affiliates has the intention to control or influence the management or policies of the Company or engage in any of the actions specified in Item 4 of Schedule 13D under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to the Company, other than the disposition of the Company’s common stock (the “Common Stock”);

WHEREAS, the Company has agreed to amend the Rights Agreement such that none of the Purchases would, individually or collectively, constitute a Triggering Event under the Rights Agreement; and

WHEREAS, the Soon-Shiong Affiliates have agreed to be bound by a standstill agreement, the terms of which are as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the terms and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and each of the Soon-Shiong Affiliates hereby agree as follows:

Section 1. Certification. Soon-Shiong, on behalf of himself and each of the other Soon-Shiong Affiliates, hereby certifies to the Company that none of the Soon-Shiong Affiliates has the intention to control or influence the management or policies of the Company or engage in any of the actions specified in Item 4 of Schedule 13D under the Exchange Act with respect to the Company, other than the disposition of Common Stock.

Section 2. Rights Agreement. The Company agrees to, on or before December 21, 2015, amend the Rights Agreement such that none of the Purchases would, individually or collectively, constitute a Triggering Event under the Rights Agreement.

Section 3. Standstill. During the period commencing on the Effective Date and ending on June 17, 2016 (the “Restricted Period”), none of the Soon-Shiong Affiliates or any affiliate (as defined in Rule 144 promulgated under the Securities Act of 1933, as amended) or representative of any of the Soon-Shiong Affiliates (collectively, the “Soon-Shiong Group”) will:

a.	acquire or offer to acquire, seek, propose or agree to acquire, or make a proposal to acquire, by means of a purchase, tender or exchange offer, merger, business combination or in any other manner, beneficial ownership of the Company or any of its subsidiaries (collectively, the “Company Group”), or any of its securities or of any assets or property thereof, including, in each case, any rights or options to acquire such beneficial ownership (including from any third person);

b.	make or in any way participate in any “solicitation” of “proxies” (as such terms are used in the rules of the Securities and Exchange Commission) to vote, or seek to advise or influence any person or entity with respect to the voting of, or grant of consents with respect to, any voting securities of the Company Group;

c.	make any public announcement with respect to, or solicit or submit a proposal for, or offer of (with or without conditions), any merger, business combination, recapitalization, reorganization, purchase of a material portion of the assets and properties of or other similar extraordinary transaction involving the Company Group or any of its respective securities;

d.	form, join or in any way participate in a “group” (as defined in Section 13(d)(3) of the Exchange Act) with respect to any securities of the Company Group or otherwise in connection with any of the foregoing;

e.	otherwise act, alone or in concert with others, to seek to control or influence the management, board of directors or policies of the Company Group;

f.	disclose any intention, plan or arrangement inconsistent with any of the foregoing;

g.	advise, assist or encourage, or join with, any other persons in connection with any of the actions or matters referred to in clauses (a) through (f); or

h.	agree to take any of the actions or matters referred to in clauses (a) through (g).

The Soon-Shiong Group also agrees that, during the Restricted Period, the Soon-Shiong Group will not (and the Soon-Shiong Group will cause its representatives who are acting on its behalf or on behalf of other persons acting in concert with the Soon-Shiong Group not to), directly or indirectly, request that the Company Group or any of its representatives, directly or indirectly, amend, waive or terminate any provision of this Section 3 (including this sentence).

Section 4. Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be construed under the laws of the State of California, without regard to principles of conflicts of law or choice of law that would permit or require the application of the laws of another jurisdiction. The Company and each of the Soon-Shiong Affiliates each hereby agrees that all actions or proceedings arising directly or indirectly from or in connection with this Agreement shall be litigated only in the Superior Court of the State of California or the United States District Court for the Southern District of California, in either case located in San Diego County, California. The Company and each of the Soon-Shiong Affiliates each consents to the exclusive jurisdiction and venue of the foregoing courts and consents that any process or notice of motion or other application to either of said courts or a judge thereof may be served inside or outside the State of California or the Southern District of California by generally recognized overnight courier or certified or registered mail, return receipt requested, directed to such party at its or his address set forth below (and service so made shall be deemed “personal service”) or by personal service or in such other manner as may be permissible under the rules of said courts. THE COMPANY AND EACH OF THE SOON-SHIONG AFFILIATES EACH HEREBY WAIVES ANY RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY LITIGATION PURSUANT TO THIS AGREEMENT.

Section 5. Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile or electronic signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile or electronic, signature.

Section 6. Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

Section 7. Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

Section 8. Entire Agreement; Amendments. This Agreement supersedes all other prior oral or written agreements between the Company, the Soon-Shiong Affiliates and persons acting on their behalf with respect to the matters discussed herein, and this Agreement and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, none of the Company or any of the Soon-Shiong Affiliates makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be amended other than by an instrument in writing signed by the Company and each of the Soon-Shiong Affiliates. No provision hereof may be waived other than by an instrument in writing signed by the party against whom enforcement is sought.

Section 9. Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (a) upon receipt, when delivered personally; (b) upon receipt, when sent by facsimile or electronic mail (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (c) one calendar day (excluding Saturdays, Sundays and national banking holidays) after deposit with an overnight courier service, in each case properly addressed to the party to receive the same.

The addresses and facsimile numbers for such communications shall be:

If to the Company:

Sorrento Therapeutics, Inc.

9380 Judicial Drive

San Diego, California 92121

Attn: Henry Ji, Ph.D.

Fax: 858 210 3759

Email: hji@sorrentotherapeutics.com

With a copy (which shall not constitute notice) to:

Paul Hastings LLP

1117 S. California Avenue

Palo Alto, California 94304

Attn: Jeff Hartlin

Fax: 650 320 1904

Email: jeffhartlin@paulhastings.com

If to any of the Soon-Shiong Affiliates:

Dr. Patrick Soon-Shiong

9922 Jefferson Boulevard

Culver City, California 90232

Email: pss@nantworks.com

With a copy (which shall not constitute notice) to:

Cambridge Equities, LP

9922 Jefferson Boulevard

Culver City, California 90232

Attn: General Counsel

Email: ckim@nantworks.com and ck@nantworks.com

in each case or to such other address and/or facsimile number and/or to the attention of such other person as the recipient party has specified by written notice given to each other party five (5) days prior to the effectiveness of such change.

Section 10. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, including any purchasers of shares of capital stock of any entity in the Company Group.

Section 11. No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person or party.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Certification and Agreement as of the date first written above.

SORRENTO THERAPEUTICS, INC.

By:	/s/ Henry Ji
Name:	Henry Ji, Ph.D.
Title:	CEO

PATRICK SOON-SHIONG, M.D.

/s/ Patrick Soon-Shiong

CAMBRIDGE EQUITIES, LP

By: MP 13 Ventures, LLC, its General Partner

By:	/s/ Charles Kenworthy
Name:	Charles Kenworthy
Title:	Manager

MP 13 VENTURES, LLC

By:	/s/ Charles Kenworthy
Name:	Charles Kenworthy
Title:	Manager

CHAN SOON-SHIONG FAMILY FOUNDATION

By:	/s/ Charles Kenworthy
Name:	Charles Kenworthy
Title:	Executive Vice President

[Signature page to the Certification and Agreement]